UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

January 17, 2008

Date of Report (Date of earliest event reported)

NYSE Euronext

(Exact name of registrant as specified in its charter)

Delaware	001-33392	20-5110848
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11 Wall Street New York, New York	10005
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 656-3000

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☒	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On January 17, 2008, NYSE Euronext and The Amex Membership Corporation (“AMC”), of which the American Stock Exchange LLC is a wholly owned subsidiary, announced that they had entered into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which NYSE Euronext agreed to acquire AMC through a merger (the “Merger”) of a successor entity of AMC with and into Amsterdam Merger Sub, Inc., a wholly owned subsidiary of NYSE Euronext.

Subject to the terms and conditions provided in the Merger Agreement, AMC members will be entitled to receive (1) an aggregate of $260 million in NYSE Euronext common stock, par value $0.01 per share and (2) additional shares of NYSE Euronext common stock based on the net proceeds (net of fees, taxes, and other items as provided in the Merger Agreement), if any, from the sale of Amsterdam’s lower Manhattan headquarters, if such sale occurs within 4 years and 240 days of the closing of the Merger.

Completion of the Merger will be subject to customary conditions, including: (a) approval of the Merger by the members of AMC, (b) approval by requisite governmental regulators and authorities, including approvals under applicable antitrust laws, (c) the listing of the NYSE Euronext common stock being issued in the Merger at closing on the New York Stock Exchange and Euronext Paris, (d) the absence of any law or order prohibiting the completion of the Merger, (e) subject to certain exceptions, the accuracy of representations and warranties of the other party, and (f) material compliance of the other party with its covenants.

The Merger Agreement also contains customary termination provisions which may under certain circumstances (1) subject AMC, upon termination of the Merger Agreement, to the payment of up to $10 million in termination fees and reimbursement of NYSE Euronext’s expenses or (2) subject NYSE Euronext, upon termination of the Merger Agreement, to the reimbursement of AMC’s expenses. The Merger Agreement also permits either NYSE Euronext or AMC to terminate the Merger Agreement if the conditions to the Merger being completed are not satisfied prior to July 15, 2008 (unless such date is extended in accordance with the terms of the Merger Agreement).

The forgoing description is qualified in its entirety by reference to the Merger Agreement, which is attached hereto as Exhibit 2.1 and incorporated by reference.

As of January 17, 2008, AMC has approximately 380 employees.

ITEM 8.01	OTHER EVENTS

On January 17, 2008, NYSE Euronext and AMC issued a joint press release announcing the Merger Agreement and held a joint investor conference call to discuss the Merger. The joint press release and a transcript of the joint conference call are attached hereto as Exhibit 99.1 and Exhibit 99.2, respectively, and are incorporated herein by reference. The information in Exhibits 99.1 and 99.2 shall not be deemed “filed” for purposes of Section 18 of the U.S. Securities Exchange Act of 1934, as amended, nor shall it be incorporated by reference in any filing under the U.S. Securities Act of 1933, as amended.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS

(d)	Exhibits

Exhibit Number	Description
2.1	Agreement and Plan of Merger, dated as of January 17, 2008, by and among NYSE Euronext, Amsterdam Merger Sub, Inc., The Amex Membership Corporation, AMCAS Acquisition Sub, Inc., American Stock Exchange Holdings, Inc., American Stock Exchange LLC and American Stock Exchange 2, LLC.[1]

99.1	Press release entitled “NYSE Euronext to Acquire American Stock Exchange,” dated January 17, 2008 (solely furnished and not filed for purposes of Item 8.01).

99.2	Script of investor conference call regarding the proposed acquisition of The Amex Membership Corporation by NYSE Euronext, held on January 17, 2008 (solely furnished and not filed for purposes of Item 8.01).

[1]

Schedules and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K.  NYSE Euronext hereby undertakes to furnish supplementally copies of any of the omitted schedules and exhibits upon request by the Securities and Exchange Commission.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NYSE EURONEXT

Dated: January 18, 2008	By:	/s/ Rachel F. Robbins
	Name:	Rachel F. Robbins
	Title:	Executive Vice President and General Counsel

IMPORTANT INFORMATION WITH RESPECT TO THE MERGER

In connection with the proposed acquisition by NYSE Euronext of The Amex Membership Corporation (“Amex”), NYSE Euronext intends to filed with the Securities and Exchange Commission (“SEC”) a registration statement on Form S-4, containing a preliminary proxy statement/prospectus regarding the proposed transaction. The parties will file other relevant documents concerning the proposed transaction with the SEC. Such documents, however, are not currently available. AMEX MEMBERS ARE URGED TO READ THE PROXY STATEMENT/PROSPECTUS REGARDING THE PROPOSED TRANSACTION WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. Amex members can obtain a free copy of the final proxy statement/prospectus, as well as other filings containing information about NYSE Euronext and Amex without charge, at the SEC’s website (http://www.sec.gov). Amex members can obtain a free copy of the final proxy statement/prospectus, as well as other filings containing information about NYSE Euronext and Amex without charge, at the SEC’s website (http://www.sec.gov). Copies of the final proxy statement/prospectus can also be obtained, without charge, once they are filed with the SEC, by directing a request to the Office of the Corporate Secretary, NYSE Euronext, 11 Wall Street, New York, NY 10005, 212-656-2061 or to Amex, Attention: Office of the Corporate Secretary, 86 Trinity Place, New York, NY 10006, 212-306-1408.

This document shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.